Exhibit 10.32

__________

__________

__________

__________

Dear __________:

We are pleased to extend an offer of employment to you to join us in the position of __________, reporting to __________. Our offer details are outlined below:

Title:	__________
Date of Employment:	__________
Location:	__________
Starting Salary:	$__________ Annual Salary, paid monthly.
Annual Bonus:	__________% of base salary at target – in accordance with the Annual Incentive Compensation Plan. Participation is prorated from your date of hire.
Annual LTI Grant:

Subject to the approval of the HCC, you will be eligible for an annual LTI grant valued at __________% of base salary. 50% delivered in PSUs (prorated participation in the __________ performance period), 50% delivered in RSUs that vest in __________, in each case subject to continued employment through the vesting dates. Annual grants have historically been made in the first quarter of the fiscal year, in late March.

Vacation/Personal Paid Time Off:	__________ weeks of vacation and __________ personal days.
Standard Benefits:	The summary of our comprehensive benefit plans is enclosed with this offer letter. You will receive a Welcome Kit with detailed benefit information and instructions on how to enroll upon hire.
Restrictive Covenants/ Severance [if applicable]:

You will be entitled to certain Severance Benefits and agree to certain Restrictive Covenant obligations as part of your position. Severance eligibility per Senior Executive Restrictive Covenants provides __________ x base salary if terminated by the Company without Cause.

Medical Benefits Eligibility:	Your benefit coverage commences on the 1st of the month following 28 days of service.

This offer is contingent upon a successful background check of employment, education, and criminal history (consistent with applicable federal and state law), and verification of your eligibility to work in the United States. You must provide documents verifying your identity and work authorization within three (3) business days of your start date as instructed on the I-9 Immigration form.

We are pleased to offer you this opportunity to join our dynamic team. We know you will grow personally and professionally in our exciting environment. Please indicate your acceptance of our offer by signing a copy of this letter and the restrictive covenants. You can return the signed copies by email to __________.

If you have any questions, please let me know. We look forward to welcoming you to the team.

Sincerely,

__________

Accepted by:

__________

Exhibit A

ADDITIONAL OFFER LETTER PROVISIONS

1.    Termination of Employment. Subject to the terms and conditions contained herein, Executive shall be entitled to receive the following Severance Benefit upon termination of Executive’s employment with the Company or one of its subsidiaries or affiliates (the “Control Group”):

A.    In the event of the termination of the Executive’s employment with the Control Group that does not occur within the 24-month period following a Change in Control as defined on Attachment A hereto and such termination is a termination of employment by the Control Group without Cause, as defined below, the Executive shall be entitled to receive a Severance Benefit of __________ time(s) the Executive’s annual base salary in effect on the date of termination (“Base Salary”).

B.    In the event of the Executive’s termination of Employment with the Control Group that occurs within the 24-month period following a Change in Control and such termination is a termination of employment by the Control Group without Cause, the Executive shall be entitled to receive a Severance Benefit of __________ time(s) the Executive’s Base Salary plus annual bonus at target under the Annual Incentive Compensation Plan or other annual incentive plan then applicable to the Executive.

2.    Payment Terms. Payment to the Executive of the Severance Benefit shall be made over a(n) __________-month period, in equal monthly installments, commencing within ten (10) days following the six-month anniversary of Executive’s termination date, provided that the Executive has signed and returned to the Company a release in a form acceptable to the Control Group (“Release”) and otherwise abides by the Restrictive Covenants set forth in paragraph 4, herein. If the Control Group has not received from the Executive an effective Release as of the six-month anniversary of the termination date, no Severance Benefit shall be paid to the Executive but Executive’s other obligation, including Executive’s obligation to abide by the Restrictive Covenant provisions in paragraph 4 herein shall survive.

3.    Cause Definition. “Cause” shall mean: (i) the refusal or willful failure by the Executive to substantially perform Executive’s duties, (ii) with regard to the Control Group or any of their assets or businesses, the Executive’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud, (iii) the willful breach by the Executive of any material provision of this agreement, which breach is not cured within ten (10) business days from the date of the Control Group’s notice of the occurrence of such breach to the Executive, or (iv) the Executive’s conviction of a felony (other than a traffic violation) or any other crime involving, in the sole discretion of the Control Group, moral turpitude.

4.    Restrictive Covenants.

A.    Executive acknowledges that during the course of Executive’s employment with the Control Group, Executive will have access to, or will acquire the Control Group’s “Confidential Information,” defined to include, information and trade secrets concerning the Control Group’s business, including, but not limited to non-public information concerning finances, financial plans, operations, accounting methods, strategic plans, pricing, methods of pricing, marketing practices, advertising strategy, real estate strategy, methods of operation, business plans, vendor information, contracts, technical information, the needs and requirements of the Control Group’s customers, information concerning the Control Group’s executives and employees, including, but not limited to, their background, experience, education, training, capabilities. The provision of this Confidential Information to the Executive will materially aid Executive in the performance of Executive’s duties on behalf of the Control Group and assist Executive and/or the Control Group in furthering the Control Group’s business interests.

B.    The support furnished to Executive by the Control Group will enable Executive to increase the value of the Control Group’s goodwill with those that do business with the Control Group. The Control Group has an important and legitimate interest in protecting its business interests and its Confidential Information as well as its relationships with its employees.

C.    As indicated by the foregoing, the services Executive will be performing for the Control Group will be of a special, unique and extraordinary nature

D.    In consideration for the Control Group’s provision of certain employment benefits to Executive, including post-employment Severance Benefits as detailed above, its grant of the employee access to the Confidential Information described above, Executive agrees to the following restrictive covenants:

(i)    The Executive agrees that during the “Non-Competition Period” Executive will not engage in “Competition” with the Control Group.

(ii)    As used herein, “Competition” means:

(a)    participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever within the United States or in any other country where any of the Executive’s former employing members of the Control Group does business in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Control Group (the “Athletic Business”), or (B) a business that in the prior fiscal year supplied product to the Control Group for the Athletic Business having a value of $20 million or more at cost to the Control Group; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Control Group for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Control Group; or

(b)    intentionally recruiting, soliciting or inducing, any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group where such employee or employees do in fact so terminate their employment.

E.    As used herein, “Non-Competition Period” means: (i) the period the Executive is employed by the Control Group and (ii) at any time prior to a Change in Control, the __________-month period commencing on the date Executive’s employment with the Control Group terminates. Notwithstanding the foregoing, the Non-Competition Period shall not extend beyond the date the Executive’s employment with the Control Group terminates if such termination of employment occurs following a “Change in Control” as defined in Attachment A hereto.

F.    The Executive agrees that any breach by Executive of the Non-Competition provisions included herein (the “Non-Competition Provisions”) would result in irreparable injury and damage to the Control Group for which the Control Group would have no adequate remedy at law. The Executive therefore agrees that in the event of a breach or a threatened breach of these provisions, the Control Group shall be entitled to (i) an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach, including by any and all persons acting for or with Executive, without having to prove damages and (ii) any other remedies to which the Control Group may be entitled at law or in equity. The terms of this paragraph shall not prevent the Control Group from pursuing any other available remedies for any breach or threatened breach of the Non-Competition Provisions, including, but not limited to, recovery of damages.

G.    The Executive further agrees that the within Non-Competition Provision is reasonable and that the Control Group would not have granted the compensation and additional benefits of employment provided to Executive but for the inclusion of the Non-Competition Provision herein.

H.    If any portion of the Non-Competition Provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

5.    Confidential Information: The Executive shall not at any time during the term of this Agreement, or thereafter, communicate or disclose to any unauthorized person, or use for the Executive’s own account, without the prior written consent of the Chief Executive Officer of the Control Group, any of the Control Group’s Confidential Information. In the event of the termination of Executive’s employment, Executive shall, on or before the Termination Date, return all Confidential Information in Executive’s possession, in whatever form, to the Control Group. Along with the return of said documents and materials, Executive shall provide the Control Group (upon request) with a sworn statement indicating that Executive does not have possession, custody or control of any of the Control Group’s Confidential Information and have destroyed all of the Control Group’s data electronically stored on Executive’s personal computer or other data storage device. It is understood, however, that the obligations set forth in this paragraph shall not apply to the extent that the aforesaid matters (a) are disclosed in circum‐stances in which the Executive is legally required to do so or (b) become generally known to and available for use by the public other than by the Executive’s wrongful act or omission. This confidentiality obligation, shall not prevent the Executive from participating in an investigation or proceeding conducted by a government agency, including the Securities & Exchange Commission.

6.    Compensation Recoupment. Notwithstanding anything herein to the contrary, the Executive agrees that incentive compensation, as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time (“Dodd-Frank”), payable to Executive under the Control Group’s bonus plans, this Agreement or any other plan, arrangement or program established or maintained by the Control Group shall be subject to any clawback policy adopted or implemented by the Control Group in respect of Dodd-Frank, or in respect of any other applicable law or regulation.

7.    Miscellaneous.

A.    It is understood and agreed by Executive and the Control Group that this Agreement constitutes an agreement in its entirety and supersedes and replaces any other Non-Competition agreement and confidentiality agreement or provision which Executive may have previously executed in favor of the Control Group except that this Agreement shall not amend, alter or effect those provisions of any agreement which entitled Executive to purchase or receive stock or other securities in the Control Group. Should Executive subsequently enter into any agreement with the Control Group which contains a non-competition provision or confidentiality agreement, unless explicitly stated otherwise in writing, the terms of that agreement will govern, except, unless explicitly stated otherwise in writing, Executive shall remain entitled to the Severance Benefit described herein, subject to Executive’s compliance with paragraph 2 herein and with the non-competition and/or confidentiality provisions contained in any such subsequent non-competition or confidentiality provisions.

B.    This Agreement shall be binding on Executive and the Control Group and shall inure to the benefit of the parties and their respective personal representatives, heirs, affiliates, successors, and assigns.

C.    Should Executive’s employment with the Control Group terminate, and should Executive obtain new employment, the Control Group may notify Executive’s new employer(s) of Executive’s obligations under this Agreement.

D.    Executive affirms by signing this Agreement that Executive has completely read this entire Agreement and understands the terms and conditions included within this Agreement. Executive also agrees that this Agreement may not be modified or altered in any respect except in writing, signed by Executive and the Control Group.

E.    The validity, interpretation, construction, enforcement and performance of this agreement shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. Any action, special proceeding or other proceeding, including without limitation any request for temporary, preliminary, or permanent injunctive relief with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of New York. Executive and the Control Group irrevocably consent to the jurisdiction of the Federal and State courts of New York and Executive hereby consents and submit to personal jurisdiction in the State of New York. Executive and the Control Group irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. Executive acknowledges and recognizes that in the event that Executive breaches this Agreement, the Control Group may initiate a lawsuit against Executive in New York, that Executive waives the right to have that lawsuit be brought in a court located closer to where Executive may reside, and that Executive will be required to travel to and defend the lawsuit in New York. Executive likewise agree that to the extent Executive institutes any action arising out of or relating to this Agreement, it shall be brought in New York and doing so does not present any undue burden or inconvenience to Executive.

If the foregoing conforms to your understanding of our Agreement, please so signify by signing below after the words “Agreed to and Accepted.”

AGREED TO AND ACCEPTED:

EMPLOYEE’S SIGNATURE                            (Print Name)

For the Control Group

ATTACHMENT

Change in Control

A Change in Control shall mean any of the following:

A.    the merger or consolidation of the Control Group with, or the sale or disposition of all or Substantially All of the Assets of the Control Group to, any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) other than (a) a merger or consolidation which would result in the voting securities of the Control Group outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Control Group or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Control Group (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d‑3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (B) below;

B.    the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d‑3 promulgated under the Exchange Act), in the aggregate, of securities of the Control Group representing thirty-five percent (35%) or more of the total combined voting power of the Control Group’s then issued and outstanding voting securities by any Person (other than the Control Group or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Control Group, or any company owned, directly or indirectly, by the shareholders of the Control Group in substantially the same proportions as their ownership of Common Stock of the Control Group) acting in concert; or

C.    during any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Control Group’s shareholders was approved by a vote of at least two‑thirds (⅔) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

This definition is intended to constitute a change in ownership or effective control of a corporation or change in the ownership of a substantial portion of the assets of a corporation, in each case, as defined under Section 409A of the Internal Revenue Code, and shall be construed in a manner consistent with such intent.